Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202
414 765-7700 Main
414 298-2921 Fax
mibank.com

For Release:	Immediately
Contact:	Mark Furlong, president 414 765-8052 Dave Urban, vice president, corporate treasury 414 765-7853

GREGORY A. SMITH TO JOIN MARSHALL & ILSLEY CORPORATION AS

CHIEF FINANCIAL OFFICER

Milwaukee, Wis. – May 8, 2006 – Marshall & Ilsley Corporation (NYSE: MI) today announced that Gregory A. Smith, 42, will join M&I as Senior Vice President and Chief Financial Officer, in June. Mr. Smith has worked in investment banking since 1990, most recently as a Managing Director, specializing in midwest financial institutions for Credit Suisse in Chicago.

“Greg has been advising M&I on a variety of matters since 1990, including matters related to the debt and capital structure of the organization. He has also assisted in the evaluation of several corporate strategies. In this role, he has had the opportunity to work closely with both M&I’s and Metavante’s senior management teams,” said Dennis Kuester, Chairman and CEO, Marshall & Ilsley Corporation. “In addition, he brings a deep background in finance, critical to his role as CFO.”

Mr. Smith earned a bachelor’s degree in economics and graduated with cum laude honors from Princeton University and earned an MBA from the University of Chicago, Graduate School of Business.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $52 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank. M&I Bank has 196 offices throughout the state, in addition to 42 locations throughout Arizona; 15 offices on Florida’s west coast; 11 offices in Kansas; six offices in Missouri; three offices in Oklahoma; 14 offices in metropolitan Minneapolis/St. Paul, Minn.; and locations in Duluth, Minn.; and Las Vegas, Nev. M&I’s Southwest Bank affiliate has eight offices in the St. Louis area and one office in Belleville, Ill. M&I’s Missouri State Bank affiliate has seven offices in the St. Louis area. Metavante Corporation, Marshall & Ilsley Corporation’s wholly owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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